EXHIBIT 5.1

[Miller & Martin PLLC Letterhead]

June 15, 2006

HealthTronics, Inc.

1301 Capital of Texas Highway

Suite B-200

Austin, Texas 78746

Re:	Form S-8 Registration Statement of HealthTronics, Inc.;
Registration of 2,000,000 Shares of Common Stock under
the HealthTronics, Inc. 2004 Equity Incentive Plan, as amended

Ladies and Gentlemen:

We have acted as counsel to HealthTronics, Inc. (the “Company”) in connection with the authorization for issuance of 2,000,000 shares of Common Stock of the Company (the “Shares”) issuable by the Company in connection with the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”). The Shares are being registered on the Company’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Registration Statement”). We are rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Miller & Martin PLLC